Exhibit (h)(viii)

THE ARBITRAGE FUNDS

PFO SERVICES AGREEMENT

THIS PFO SERVICES AGREEMENT (this “Agreement”) made as of August 1st, 2011 by and between The Arbitrage Funds, a Delaware business trust, with its principal office and place of business at 41 Madison Avenue, Floor 42, New York, NY 10010 (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation with its principal office and place of business at 1290 Broadway, Suite 1100, Denver, CO 80203 (“ALPS”).

RECITALS

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company presently consisting of the portfolios set forth in Appendix A hereto, as amended from time to time (the “Portfolios”); and

WHEREAS, the Fund desires that ALPS perform certain services and ALPS is willing to provide those services on the terms and conditions set forth in this Agreement

AGREEMENT

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and ALPS hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a) The Fund hereby appoints ALPS, and ALPS hereby agrees, to provide a qualified person to serve as the Fund’s Principal Financial Officer (“PFO”) for the period and on the terms and conditions set forth in this Agreement.

(b) In connection therewith, the Fund has delivered to ALPS copies of: (i) the Fund’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act (the “Registration Statement”); (iii) the Fund’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus” or “SAI”, as the case may be, or the “Disclosure Documents”); (iv) each plan of distribution or similar document that may be adopted by the Fund under Rule 12b-1 under the 1940 Act (“Plan”) and each current shareholder service plan or similar document adopted by the Fund (“Service Plan”); (v) all policies, programs and procedures adopted by the Fund with respect to the Portfolios, and shall promptly furnish ALPS with all amendments of or supplements to the foregoing. The Fund shall deliver to ALPS a certified copy of the resolution of the Board of Trustees of the Fund (the “Board”) authorizing the execution and delivery of this Agreement. In addition, the Fund shall deliver, or cause to deliver, to ALPS upon ALPS’s reasonable request any other documents that would enable ALPS to perform the services described in this Agreement.

SECTION 2. DUTIES OF ALPS

(a) Subject to the approval of the Board, ALPS shall make available a qualified person who is competent and knowledgeable regarding the management and internal controls of the Fund to serve as the Fund’s PFO, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Fund’s “Principal Financial Officer”.

(b) ALPS shall provide such other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

(c) ALPS shall maintain records relating to its services, such as policies and procedures, relevant Board presentations, and other records, as are required to be maintained under the relevant securities laws. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and records pertaining to the Fund that are in the possession of ALPS shall be the property of the Fund. The Fund, or the Fund’s authorized representatives, shall have access to such books and records at all times during ALPS’s normal business hours. Upon the request of the Fund, copies of any such books and records shall be provided promptly by ALPS to the Fund or the Fund’s authorized representatives at the Fund’s expense.

(d) Nothing contained herein shall be construed to require ALPS to perform any service that could cause ALPS to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Fund to act in contravention of the Fund’s Prospectus or any provision of the 1940 Act. Except with respect to ALPS’s duties as set forth in this Section 2 and except as otherwise specifically provided herein or in other agreements between the parties, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(e) In order for ALPS to perform the services required by this Section 2, the Fund (i) shall take reasonable steps to encourage all of its service providers to furnish to ALPS all information related to performing the services required by this Section 2, as reasonably requested; and (ii) shall take reasonable steps to obtain the result that ALPS has reasonable access to all records and documents maintained by the Fund or any service provider to the Fund that relate to ALPS’ services under this Section 2.

(f) ALPS shall provide the services as set forth on Appendix B.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a) ALPS shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by ALPS in writing. ALPS shall use its best judgment and efforts in rendering the services described in this Agreement. ALPS shall not be liable to the Fund or any of the Fund’s shareholders for any action or inaction of ALPS relating to any event whatsoever in the absence of bad faith, reckless disregard, negligence or willful misfeasance in the performance of ALPS’s duties or obligations under this Agreement. Further, ALPS shall not be liable to the Fund or any of the Fund’s shareholders for any action taken or failure to act in good faith reliance upon: (i) the advice and opinion of Fund counsel; and (ii) any certified copy of any resolution of the Board; and ALPS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which ALPS reasonably believes in good faith to be genuine.

(b) The Fund agrees to indemnify and hold harmless ALPS, its employees, agents, directors, officers and managers, and any person who controls ALPS within the meaning of section 15 of the Securities Act or Section 20 of the Exchange Act (“ALPS Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to ALPS’s actions taken or failures to act with respect to the Fund in connection with the performance of any duties or obligations under this Agreement (an “ALPS Claim”); provided, however, that nothing contained herein shall entitle a ALPS Indemnitee to indemnification with respect to any ALPS claim arising from ALPS’s own bad faith, reckless disregard, negligence or willful malfeasance, or breach of this Agreement. For purposes of this Agreement, ALPS’s bad faith, willful malfeasance, or reckless disregard shall not include any action taken or not taken by ALPS consistent with the last sentence of Section 3(a). Further, the Fund shall not be required to indemnify any ALPS Indemnitee if, prior to confessing any ALPS Claim against the ALPS Indemnitee, ALPS or the ALPS Indemnitee does not give the Fund written notice of and reasonable opportunity to defend against the ALPS claim in its own name or in the name of the ALPS Indemnitee.

(c) ALPS agrees to indemnify and hold harmless the Fund, its employees, agents, directors, officers and managers (“Fund Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings and investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (i) ALPS’s actions taken or failures to act with respect to the Fund that are not consistent with Section 3(a); (ii) any breach of this Agreement with ALPS; or (iii) any breach of ALPS’s representations set forth in Section 4 (a “Fund Claim”). ALPS shall not be required to indemnify any Fund Indemnitee if, prior to confessing any Fund Claim against the Fund Indemnitee, the Fund or the Fund Indemnitee does not give

ALPS written notice of and reasonable opportunity to defend against the Fund Claim in its own name or in the name of the Fund Indemnitee.

(d) ALPS shall not be liable for the errors of other service providers to the Fund or their systems.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a)	ALPS represents and warrants to the Fund that:

(i)	It is a corporation duly organized and existing and in good standing under the laws of the State of Colorado;

(ii)	All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iii)	It has access to the necessary facilities, equipment, and personnel to assist the PFO in the performance of his or her duties and obligations under this Agreement;

(iv)

This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of ALPS, enforceable against ALPS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(v)	It shall report to the Board promptly if ALPS learns about PFO malfeasance or in the event the PFO is terminated as an officer by another Fund or terminated by ALPS;

(vi)	It shall comply with all applicable laws; and

(vii)	It shall maintain policies of insurance reasonable and customary for its business.

(b)	The Fund represents and warrants to ALPS that:

(i)	It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware;

(ii)	It is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	All requisite trust proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)	It is an open-end management investment company registered under the 1940 Act;

(v)

This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)	The Registration Statement is currently effective and will remain effective, and appropriate State securities law filings have been made and will continue to be made with respect the Fund; and

(vii)

The PFO shall be covered by the Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued even after the PFO ceases to serve as officer, but only on such terms as such coverage would normally be continued for any other officer of the Fund who ceases to serve as an officer; or (c) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for the other Fund officers. The Fund shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(viii)	The PFO is a named officer in the Trust’s corporate resolutions and subject to the provisions of the Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a) In consideration of the services provided by ALPS pursuant to this Agreement, the Fund shall pay ALPS the fees set forth in Appendix B hereto.

All fees payable hereunder shall be accrued daily by the Fund. The fees payable for the services listed in Appendix B hereto shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. Any out-of pocket charges incurred by ALPS as set forth in Appendix B shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund shall pay to ALPS such compensation, as shall be payable prior to the effective date of termination.

During each year of the term of this Agreement, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the fee that would be charged for the same services would be the minimum annual base fee rate (as reflected in Appendix B) subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

(b) ALPS may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund counsel, subject to coordination and preapproval and consent by appropriate representatives of the Fund’s investment adviser, which consent shall not be reasonably withheld. The costs of any such advice or opinion shall be borne by the Fund.

(c) ALPS shall not be responsible for and will not assume the obligation for payment of the expenses of the Fund, including, without limitation: (i) the fee payable under this Agreement; (ii) the fees payable to the investment adviser under an agreement between the investment adviser and the Fund; (iii) expenses of issue, repurchase and redemption of Fund Shares; (iv) interest charges, taxes and brokerage fees and commissions and short sale fees; (v) premiums of insurance for the Fund, the directors and officers and fidelity bond premiums; (vi) fees, interest charges and expenses of third parties, including Fund counsel, counsel to the Fund’s independent directors, independent public accountants, compliance audit firms, custodians, transfer agents, dividend disbursing agents and Fund accountants; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) transmission expenses; (xi) costs of maintaining the Fund’s existence; (xii) costs of preparing, filing and printing the Fund’s Prospectus, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial; (xiii) expenses of meetings of shareholders and proxy solicitations therefore; (xiv) costs of maintaining books of original entry for portfolio and Fund accounting and other required books and accounts and of calculating the net asset value of Shares; (xv) costs of stationery, supplies and postage; (xvi) fees and expenses of the Fund’s directors and officers (except those incurred by officers affiliated with ALPS); (xvii) costs of other personnel performing services for the Fund; (xviii) costs of Board, Board committee, and other corporate meetings; (xix) SEC registration fees and related expenses; and (xx) state, territory or foreign securities laws registration fees and related expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a) This Agreement shall become effective on the date indicated above or such time ALPS commences providing services under this Agreement, whichever is later. Upon effectiveness of this Agreement, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written relating to the Fund.

(b) This Agreement shall continue in effect until terminated or until the termination of the Administration, Bookkeeping and Pricing Services Agreement between the Fund and ALPS dated as of July 26, 2011.

(c) This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on fifteen (15) days’ written notice to ALPS or (ii) by ALPS on thirty (30) days’ written notice to the Fund; provided that the provisions of this Agreement related to services pursuant to Section 2, may be terminated at any time by the Board, effective upon written notice to ALPS, without the payment of any penalty; the remaining portions of this Agreement shall be considered severable and not affected.

(d) The provisions of Sections 2(e), 3, 6(d), 6(e), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(e) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either ALPS or the Fund except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

SECTION 8. FORCE MAJEURE

ALPS shall not be responsible for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes

(but not including labor problems or work stoppages at ALPS or any of its affiliates), or loss of data or service interruptions caused by equipment failure that is beyond the reasonable control of ALPS. In addition, to the extent ALPS’s obligations hereunder are to oversee or monitor the activities of third parties, ALPS shall not be liable for any failure or delay in the performance of ALPS’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with ALPS.

SECTION 9. ACTIVITIES OF ALPS

(a) Except to the extent necessary to perform ALPS’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict ALPS’s right, or the right of any of ALPS’s managers, officers or employees who also may be a director, officer or employee of the Fund (including, without limitation, the PFO), or who are otherwise affiliated persons of the Fund, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b) Upon prior written approval by the Fund, ALPS may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of ALPS who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve ALPS of its responsibilities hereunder. ALPS may pay those persons for their services, but no such payment will increase ALPS’s compensation or reimbursement of expenses from the Fund.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

ALPS shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

SECTION 11. LIMITATION OF FUND’S LIABILITY

ALPS acknowledges that it has received notice of and accepts the limitations upon the Fund’s liability set forth in its Agreement and Declaration of Trust. ALPS agrees that any of the Fund’s obligations shall be limited to the assets of the applicable Portfolio and that ALPS shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any trustee, officer, employee or agent of the Fund.

SECTION 12. MISCELLANEOUS

(a) Neither party to this Agreement shall be liable to the other party for consequential, special or indirect damages under any provision of this Agreement.

(b) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(c) This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(d) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(e) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(f) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(g) Nothing contained in this Agreement is intended to or shall require ALPS, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

(h) The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE ARBITRAGE FUNDS

By:	/s/ John S. Orrico
Name: John S. Orrico
Title: President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: President

APPENDIX A

List of Portfolios

The Arbitrage Fund

The Arbitrage Event-Driven Fund

APPENDIX B

Services

(1)	Named PFO

The Fund shall pay ALPS, or cause to be paid to ALPS, an annual minimum base fee of $10,000. Notwithstanding the foregoing, the fees in this Appendix B are based on the assumption that ALPS will provide the services under this Agreement to the Funds set forth in Appendix A hereof and that this fee schedule is subject to revision with the addition or elimination of any Fund series. Fees will be invoiced in 12 equal monthly payments.

(2)	Out-Of-Pocket and Related Expenses

The Fund shall reimburse ALPS for the following out-of-pocket and ancillary expenses with respect to each of the following items:

(i)	communications

(ii)	postage and delivery services

(iii)	record storage and retention (imaging, microfilm and shareholder record storage)

(iv)	reproduction

(v)	reasonable travel expenses for the PFO incurred in connection with the responsibilities set out in this service agreement

(vi)	other expenses incurred in connection with providing the services described in this Agreement if approved by the Board

The Fund shall reimburse ALPS for the following out-of-pocket and ancillary expenses with respect to each of the following items:

(i)	reasonable travel expenses incurred in connection with travel requested by the Board

(3)	Services

•	Support the Principal Executive Officer of the trust;

•	Attend and represent the funds at periodic board meetings as necessary;

•

Make all necessary representations and certifications including obtaining subcertifications from various providers (i.e., Sarbanes-Oxley certifications, conformity with GAAP principles, fraud certifications, SEC filings, management representation letters to fund auditors, etc.);

•	Review and sign as PFO on all shareholder communications and all SEC filings such as N-CSR/proxies/N-PX/N-Q/Registration statements;

•	Execute as signatory in the Trust’s disclosure control committees;

•

In cooperation with the Fund’s chief compliance officer and Principal Executive Officer, undertake periodic risk-based reviews of the funds’ service provider operations to ensure compliance with fund policies and accounting statement requirements;

•

Design and authorize disclosure controls and procedures for financial statements including sign-off on design to ensure that all relevant fund financial information is properly disclosed to the executive officers and the board;

•	Work with the fund administrator to ensure that it is in compliance with board policies, procedures, by-laws and resolutions as they pertain to expense management;

•	Undertake periodic risk-based reviews of the funds’ service provider operations to ensure compliance with fund policies and accounting statement requirements;

•	Oversee the budgeting process and authorize the procedures and authorities under which the fund administrator will make expense payments on behalf of the funds;

•	Review performance of investment adviser, independent accountant and other service providers as per certification requirements;

•	Approve the funds’ accounting policies; create and review policies with investment adviser, funds’ auditors and accountant and propose any required amendments for approval by the funds’ board;

•	Coordinate timing of financial statement preparation and filings; review as per certification requirements;

•	Assist with the negotiation of contracts related to audit fees and fees for services with service providers and independent accountants;

•	Represent the Trust as PFO at SEC examinations as required; and

•	Present materials to the funds’ board, audit committees and senior management, as required or requested.